Exhibit 10.1

THE ATTORNEY GENERAL OF THE STATE OF ILLINOIS

In the Matter of

ARTHUR J. GALLAGHER & CO.

ASSURANCE OF VOLUNTARY COMPLIANCE

WHEREAS, pursuant to the provisions of Illinois 815 ILCS 505, et seq., Lisa Madigan, Attorney General of the State of Illinois (the “Attorney General”), caused an investigation to be made of Arthur J. Gallagher & Co. and its subsidiaries and affiliates (except for Gallagher Bassett Services, Inc.) (“Gallagher”) related to its practices in the purchasing, renewal, placement or servicing of insurance for its clients (the “Attorney General’s Investigation”); and the Director of Insurance of the State of Illinois (the “Director”), pursuant to the Illinois Insurance Code, conducted an investigation of Gallagher related to its practices in the purchasing, renewal, placement or servicing of insurance for its clients (the “Director’s Investigation”); and based upon the Attorney General’s Investigation and the Director’s Investigation (the “Investigations”), the following findings have been made:

1. Gallagher is the world’s fourth largest insurance broker. Businesses and individuals who need insurance, as well as insurance companies that need reinsurance, retain Gallagher to help them design an insurance plan and negotiate with insurance companies to get a favorable mix of coverage, service, financial security and price.

2. Gallagher purports to serve its clients by presenting itself as an effective, trustworthy and unbiased manager of its clients’ risks.

3. Specifically, on its World-Wide Website, Gallagher has published a document entitled “Client Commitment.” In it, Gallagher has made the following written assurance, among others, to its clients worldwide: “We always recommend that which is in the client’s best interest, even if it diminishes our revenues.” See http://www.ajg.com/portal/communities/community.asp?UserID=2&intCommunityIndex=370&intCurrentPageIndex=2&intComCurrent Folder=&CommunityID=285. (Last visited on April 26, 2005).

4. Through this statement, Gallagher has assured its clients that it will never allow its own financial interests to conflict with its clients’ interests.

5. Despite this written assurance, for many years Gallagher entered into contingent commission agreements with several favored insurance companies. These arrangements, which it sometimes called profit-sharing, incentive, bonus or override agreements, created at least a potential conflict of interest for Gallagher. On the one hand, as broker and pursuant to its “Client Commitment,” Gallagher committed that its revenue interests did not conflict with its clients’ interests. On the other hand, by entering into contingent commission agreements, Gallagher allowed its revenue interests to potentially conflict with those of its clients because it received these commissions only if it placed sufficient business with the favored insurers. Thus, Gallagher operated under a potential conflict of interest.

6. For years, Gallagher’s contingent commission agreements enticed Gallagher to place business with certain insurance companies in order to maximize its own revenues. For example, on February 27, 1997, Craig Van der Voort, the Branch Manager of Gallagher-Great Lakes, Inc., a Gallagher subsidiary, wrote a confidential memorandum to a fellow executive describing a $323,735 contingent commission check just received from Hartford Insurance for Hartford business generated from four Gallagher offices. He described the need to continue to “push” business to Hartford:

None of these offices would have received any Hartford bonus in 1997 had it not been for the fact that we pushed to write about $400,000 new [business] with them in November and December. . . . Let’s not be in jeopardy again at year-end 1997. The Hartford Tier III bonus is the best in the business! We have got to try to stabilize our book with Hartford, or better, grow it. We came close to blowing $323,735! We cannot afford to lose that kind of revenue.

AJG-ILDOI-00067733-35. (emphasis in original)

7. On March 14, 1997, he wrote a confidential memorandum to Gallagher-Great Lakes Production Managers describing a new, lucrative agreement with another insurer, Chubb. He advised the managers to “direct” new business to Chubb and consider moving existing business to Chubb:

Contingent income and “side” bonus payments from various markets is an extremely important source of revenue to our branch. Each year, I try to negotiate at least a few special incentive agreements with some of our more important markets.

Chubb recently agreed to one of the most lucrative New Business Incentives that I have ever seen. . . . .

We really have to take advantage of this opportunity and shoot for net new Chubb business in excess of $1,000,000. That would pay us an extra 10% on everything and this bonus does not go through a production formula, it goes straight to the bottom line.

Managers, please watch over the marketing in your units and direct our “new/new” placements to Chubb when feasible. . . . [W]e may, in fact, want to move business from some of the companies that are not major players in our office. . . .

Let’s make this work to our advantage! Also, this agreement should not be discussed outside the office or with other markets.

AJG-ILDOI-00067926-27. (emphasis in original)

8. Gallagher’s Brokerage Services Division is the largest operational division in Gallagher. Divided into seven regions, it has branches and offices throughout the U.S. In the late 1990’s, the Chairman of Gallagher’s Brokerage Service Division was Walter F. McClure. McClure approved the following performance goal for one of the Branch Managers of the Brokerage Services Division,: “Maximize contingency opportunities and steer business to hit target thresholds.” AJG-ILDOI-0006226.

9. Consistent with these internally expressed desires to “move” and “steer” business to hit target thresholds, Gallagher regularly achieved this goal of placing business with carriers offering contingent rewards. On April 6, 1998, all branch managers of the Brokerage Service Division were congratulated on their successful “efforts to move and offer new business to

Chubb.” On April 15, 1998, the branch managers received monetary bonuses up to $19,300 for both placing new business with Chubb, and for moving existing business from other carriers to Chubb. AJG-ILDOI-00048419.

10. In 2001, the Chicagoland Regional Manager was James Gault. Van der Voort and Gault met with Chubb representatives in early 2001 and discussed that the contingent commissions were still designed to “drive” business to Chubb. AJG-ILDOI-00003553. Afterward, on May 1, 2001 Van der Voort urged branch managers of Arthur J. Gallagher Risk Management Services in Chicago to meet the Chubb contingency targets:

We had an incentive deal that would have paid a 5% override on all new business if we wrote $1,000,000 of new between October 1, 2000 and April 1 of 2001. We actually wrote about $750,000 so we did not make it. The same offer has been made for the period April 1 through September 30, 2001. Let’s try to make something of this. Every AJGRMS Division has lines of business that match up with Chubb. Get the word out to your production staff.

AJG-ILDOI-00003552.

11. Later that year, on September 18, 2001, Van der Voort copied James Gault on a message to branch managers of Arthur J. Gallagher Risk Management Services in Chicago who were again urged to place business with carriers offering contingent bonuses:

Attached is a bonus plan which I was able to obtain from the Atlantic Companies. It is not rich, but, it does provide us with commission overrides if we grow in new business, retain existing business, and maintain decent loss ratios. . . . We have other special bonus agreements in place with markets like Chubb, Fireman’s Fund, and Hartford. . . . We are expected to seek out these special agreements and support them so that additional revenues can be earned. Please do what you can in your respective divisions to support our “partner” markets and any bonus plans.

AJG-ILDOI-00003495.

12. By May, 2002, Van der Voort was promoted to the position of Vice President -Market Relations for the Brokerage Services Division and given nationwide responsibility to increase the volume of business placed with selected carriers. He reported to Gault, who was then the Executive Vice-President of the entire Brokerage Services Division.

13. In his new Market Relations position, Van der Voort disseminated a message to every branch and regional manager of the nationwide Brokerage Services Division on July 8, 2002 describing the details of a new contingent commission plan with Crum & Forster. Under the plan, Gallagher would receive 2% additional commissions if it placed $15 million of premiums with Crum & Forster and as much as 3% additional commissions if it placed $25 million. He candidly explained the purpose of the plan: “to reward continued growth with C&F.” Reward would go directly to the managers who oversee the individual brokers. At the specific request of Brokerages Services Division President James Gault, he also described for branch managers the potential bonus they could personally receive for maximizing contingent income:

Keep in mind that contingent income is very important to the BSD [Brokerage Services Division] and each branch will be given credit on the monthly Board Report for the proportionate share of contingent income they help generate with a market in a given year. The actual allocated branch contingent results also have a big effect on individual branch manager bonuses and performance evaluations so your results will be tracked and they do make a difference.

AJG-ILDOI-00062088-89; AJG-ILDOI-00055630-31.

14. To ensure that managers remain focused on meeting the Crum & Forster target thresholds, on November 15, 2002, the Vice President - Market Relations told all branch and regional managers: “Through October, our national Crum & Forster volume is almost $23 million. We need to surpass $25 million in order to qualify for a full 3% on our total volume. Let’s make sure that happens over the final 2 months of the year.” AJG-ILDOI-00062083.

15. On January 3, 2003, Crum & Forster notified Gallagher that it had indeed reached the contingency fee target threshold and was therefore entitled to receive a $765,392 contingency payment. Van der Voort wrote “this gain of 21 times over last year will be a big boost!” AJG-ILDOI-00062094-95.

16. On February 14, 2003, the Chief Executive Officer of Gallagher, Patrick Gallagher, along with James Gault and all retail brokerage regional managers received a memorandum from Van der Voort. The memorandum described the $1.8 million dollar “bonus” check Hartford paid under its contingent commission agreement. Consistent with the Gallagher policy to place business with carriers offering lucrative contingent commissions, Van der Voort advised all the recipients to continue to send business to Hartford: “The same plan is in place for 2003 and we need to get our branches to take advantage and work more closely with Hartford. We have a strong relationship at the top and they want to grow with us.” AJG-ILDOI-00054474.

17. On July 21, 2003, Pat Gallagher held a meeting with his top corporate staff, including James Gault. One of the four topics discussed was the degree to which Gallagher personnel should be focused on contingent commissions. Pat Gallagher made his intent clear in the staff meeting minutes: “Contingents are important and we want people to be fighting for them.”

18. Consistent with the Gallagher policy of placing business with carriers to achieve contingent income, Regional Managers were presented with a list of goals in 2003. One of the ten goals for 2003 for the Regional Managers stated: “Generate at least as much contingent dollars as 2002.” AJG-ILDOI-00005851-52. James Gault and the Regional Managers were expected to sign off on the goals.

19. On December 4, 2003, Gallagher’s Vice President - Market Relations urged all branch and regional managers of the Brokerage Services Division to “pump” up volume with Crum & Forster and several other carriers with which Gallagher has lucrative contingent commission programs:

With year-end approaching, it is our last chance to pump additional premium volume into these markets so that it is included in the 2003 contingent income calculation. Some of our more lucrative incentive programs are in place with these companies

1.	Crum & Forster	(National)
2.	Hartford	(National)
3.	St. Paul	(Local)
4.	CNA	(Local)
5.	Chubb	(Local)
6.	Travelers	(Local)
7.	Wausau	(National)

Any opportunity which you or your staff have to support these markets, either through renewal retention or new business, will help generate additional revenue for AJG. If we can have a strong finish with Crum & Forster, it is possible for AJG to meet a threshold, which pays Gallagher 4% of our eligible C&F premiums.

AJG-ILDOI-00062102.

20. After the Vice President - Market Relations directed managers to “pump” business into these carriers, he added that they should also consider the “best interests of our clients.” AJG-ILDOI-00062102. In a prior message to managers, he had included this same consideration because he believed that without it some of Gallagher’s new acquisition partners might respond inappropriately to the incentives in contingent commission agreements.

21. The insurance carriers too were explicit in the behavior they expected from Gallagher as broker in return for commission bonuses. Liberty Mutual described the bonus commissions as an “incentive . . . to encourage your Agency to place an increased amount of profitable business with our Company.” Amerisure offered its deal in return for Gallagher-Great Lake’s “commitment” to “write a minimum volume of $750,000 in new commercial lines premium” by year end. Chubb “intended to reward [one other Gallagher subsidiary] for the production of profitable new business to Chubb.” AJG-ILDOI-00078675.

22. American International Group, Inc. (“AIG”) does not have an explicit contingency commission contract with Gallagher. A memo to Gallagher’s CEO dated September 25, 2002 stated: “While AIG avoids discussions of incentive income or contingent payments, they seem agreeable to supporting expense subsidies when it benefits their growth as well.” AJG-ILDOI-00062395. As a result, AIG has rewarded Gallagher with millions of dollars to subsidize Gallagher’s business operations in return for placing business with AIG. Gallagher has not informed its clients about these subsidies.

23. Specifically, in 2002, AIG rewarded Gallagher with $2 million and provided another $2.5 million in subsidies in 2003. Van der Voort informed CEO Patrick Gallagher and Brokerage Services Division President James Gault of these subsidies on August 18, 2004. He also notified them of how they could communicate directly with AIG Chief Executive Hank Greenberg on this arrangement. AJG-ILDOI-00062336.

24. Some of these payments that AIG made to Gallagher in return for placing business with AIG were in the form of “hiring subsidies.” Specifically, AIG would offer to pay for the annual salary of certain Gallagher brokers. In return, Gallagher would agree to grant AIG an exclusive “first right of refusal” for prospective insurance business, unbeknownst to the client. AJG-ILDOI-00062359. Gallagher understood that “AIG only offers a subsidy when they believe it is an investment that will be paid back many times over in the form of new business. In one case, Gallagher informed the manager who was to receive an AIG-subsidized “international” broker: “You will have to give [AIG] a fair opportunity on international business and try to see that they are successful on a fair share.” Consistent with the existence of a potential conflict of interest, Gallagher also instructed this manager: “Of course, this will be done with the clients best interests in mind.” AJG-ILDOI-00062329.

25. Van der Voort described one such proposed arrangement in a communication with AIG itself on June 16, 2004: The President of Arthur J. Gallagher Risk Management Services in Chicago “understands that in recognition of a hiring subsidy from AIG World Source, you would expect to get the first look at qualifying submissions and as a result, write a significant percentage of their applicable business.” AJG-ILDOI-00062351. He made sure the relevant managers at Gallagher knew their obligations under this arrangement: “Keep in mind, AIG World Source . . . will expect their fair share of business in return and it will be up to you to make sure that actually happens.” AJG-ILDOI-00062351.

26. While Gallagher was instructing its managers that the AIG subsidies required the managers to “make sure” AIG received a share of Gallagher business, Gallagher told at least one of its clients that AIG created no incentives for Gallagher to commit business to AIG. On May 26, 2004, a Vice-President in the Brokerage Services Division advised a client that AIG has “no need to offer incentives to anyone. Historically, they never have incentivized anyone to do business with their firm and it is a philosophy and model they continue to incorporate in todays [sic] marketplace.” (emphasis in original)

27. Gallagher received undisclosed subsidies from some other favored carriers. Under a written arrangement dated March 4, 2004, Chubb agreed to a hiring subsidy: “The advanced pay out is to support hiring of staff within [Gallagher’s] unit that will specifically support Chubb production.” AJG-ILDOI-00073930. Under an earlier agreement, “[i]n return for Chubb’s contribution to individuals salary, [Gallagher’s unit] was required to meet specific new business goals with Chubb.” AJG-ILDOI-00074794. Hartford, too, has funded the salaries of Gallagher brokers.

28. On May 7, 2002, Van der Voort communicated with James Gault and described how he was gathering information on the volume of business Gallagher had placed with key insurance carriers in order to request reinsurance business from them. For carriers such as AIG, Chubb and Hartford, he explained that he would compare the volume of business placed on their behalf to reinsurance business offered to Gallagher “to try and leverage the specific companies for more of their reinsurance business.” AJG-ILDOI-00061764-65.

29. As a result of the foregoing, the Attorney General and Director find that Gallagher operated under an unwaived potential conflict of interest by a) establishing an undisclosed corporate goal of placing business with selected insurers to obtain increased revenue for

Gallagher; b) implementing that goal by encouraging managers to place business with insurers offering additional revenue to Gallagher; c) rewarding managers with bonuses for placing clients with selected insurers; d) entering into undisclosed “expense subsidies” with certain insurers who funded the salaries of Gallagher brokers, e) committing to such insurers a certain volume of business in return for these subsidies; and f) proposing to increase retail business to insurers in return for their commitments to use Gallagher’s reinsurance services.

30. Gallagher is cooperating with the Attorney General’s and the Director’s Investigations.

31. Gallagher has adopted, and under this Assurance of Voluntary Compliance (the “Assurance”) and a corresponding Stipulation and Consent Order with the Director will continue to implement a number of business reforms governing the conduct of Gallagher’s business.

32. The Attorney General, the Director and Gallagher wish to enter into this Assurance to resolve all issues related to Gallagher, its subsidiaries, affiliates, directors, officers and employees in the Investigations.

33. The Attorney General finds the relief and agreements contained in this Assurance appropriate and in the public interest. The Attorney General is willing to accept this Assurance pursuant to 815 ILCS 505/6.1, in lieu of commencing a statutory proceeding.

34. The Director and Gallagher will simultaneously enter into this Assurance and separate Illinois Department of Financial and Professional Regulation, Division of Insurance Stipulation and Consent Order (“Stipulation and Consent Order”) to resolve all issues related to Gallagher in the Director’s Investigation. The Director finds the relief and agreements contained in this Assurance appropriate and in the public interest.

35. This Assurance is entered into solely for the purpose of resolving the Attorney General’s Investigation and the Director’s Investigation, and is not intended to be used for any other purpose.

36. Neither this Assurance, nor any acts performed or statements made, nor documents executed in furtherance of this Assurance may be used as an admission of the above allegations or findings.

37. Gallagher is entering into this Assurance and Stipulation without admitting any of the allegations or findings.

NOW THEREFORE Gallagher and the Attorney General and the Director hereby enter into this Assurance and agree as follows:

MONETARY RELIEF

1. Gallagher shall establish a $26,962,500 fund (the “Fund”) ($0.1 million of which reflects part of the cost of the Investigations) on or before January 16, 2006 to be paid to its Policyholders (as hereinafter defined) who retained Gallagher to place, renew, consult on or service insurance on a retail basis where such placement resulted in contingent commissions or overrides for the period from January 1, 2002 through December 31, 2004. As used herein, “retail” shall mean where Gallagher is the direct, primary provider of insurance brokerage services to a policyholder and excluding where Gallagher primarily provides services to retail brokers as a managing general agent, managing general underwriter or wholesaler. A “Policyholder” is a retail policyholder who retained Gallagher’s U.S. offices to place, renew or consult on insurance services including employer-sponsored employee benefit plans (including the plan sponsor or named fiduciary of the employee benefit plan as defined in ERISA). All of the money paid into the Fund and any interest earned thereon shall be paid to such Policyholders pursuant to this Assurance. No portion of the Fund shall be considered a fine or a penalty. This sum is in full satisfaction of Gallagher’s obligations hereunder, and neither the Attorney General nor the Director shall seek to impose on Gallagher any other financial obligation or liability related to the above allegations and findings.

2. Gallagher shall (a) by August 31, 2005 calculate, in accordance with a formula approved by the Attorney General and the Director, the amount of money each Policyholder is eligible to receive; (b) within ten days of completing these calculations, file a report with the Attorney General and the Director, certified by an officer of Gallagher, setting forth for each Policyholder: (1) Policyholder’s name and address; (2) the amount the Policyholder paid in premiums or consulting fees for each policy; (3) the amount of retail contingent commission or override revenue recorded by Gallagher during 2002, 2003 and 2004; and (4) the amount of payment from the Fund each Policyholder is eligible to receive computed pursuant to this Assurance, in accordance with the formula approved by the Attorney General and the Director; and (c) by October 1, 2005, send a notice approved by the Attorney General and Director, provided Gallagher has the right to modify the notice to policyholders who are not residents in Illinois in order to comply with the notice requirements of other jurisdictions, to each Policyholder eligible to receive payment from the Fund, setting forth items (2) through (4), above, and stating that the amount paid may increase if there is less than full participation by Policyholders in the Fund.

3. Policyholders eligible to receive a distribution from the Fund shall have until December 31, 2005 to request a distribution. Policyholders who voluntarily elect to receive a cash distribution (the “Participating Policyholders”) shall tender a signed release in the form attached hereto as Exhibit 1. On or before March 31, 2006, the Fund will pay the Participating Policyholders their initial share of the Fund. In the event that any eligible Policyholder elects not to participate or otherwise does not respond (the “Non-Participating Policyholders”), that Non-Participating Policyholder’s allocated share may be used by Gallagher to satisfy any pending or other claims asserted by Policyholders relating to the matters covered by this Assurance. In no event shall a distribution be made from the Fund to any other Policyholder until all Participating Policyholders have been paid the initial amount due as calculated pursuant to paragraph 2 above, nor shall the total payments from the Fund to any Non-Participating Policyholder exceed 80% of that Non-Participating Policyholder’s original allocated share. If any funds remain in the Fund as of December 31, 2007, such funds shall be distributed in the following order: (a) reimburse Gallagher for any payments made between May 1, 2005 and December 31, 2007 with respect to any other claims made by Non-Participating Policyholders, (b) set aside to make payments to other Non-Participating Policyholders for which claims have been made and settled but not yet paid with respect to the matters covered by this Assurance, (c) distribute on a pro rata basis to the Participating Policyholders with the approval of the Attorney General and the Director. Gallagher shall use its best efforts to defend against any legal action whose purpose or effect is to interfere with the payments out of the Fund as provided above, and Gallagher shall give the Attorney General and the Director notice of any such legal action. In the event that Gallagher proposes to a court that it be allowed to enter into a settlement of any class action with respect to the matters covered by this Assurance, Gallagher shall provide the Attorney General and the Director with sufficient notice of the proposed settlement to allow the Attorney General to file a response to the proposed settlement.

4. In no event shall Gallagher use any of the funds in the Fund to pay attorney fees.

5. On or before April 30, 2006, Gallagher shall file a report with the Attorney General and the Director, certified by an officer of Gallagher, listing all amounts paid from the Fund and to whom those amounts have been paid. Thereafter, Gallagher shall file quarterly reports on any and all distributions made to participating and nonparticipating policyholders concluding with a final report to be filed as soon as practicable after the distribution of all the funds has been completed.

BUSINESS REFORMS

6. No later than December 31, 2005, Gallagher shall undertake (to the extent not already undertaken) the following business reforms.

A. Permissible Forms of Compensation

7. In connection with its retail insurance brokerage, agency, producing, consulting and other services in placing, renewing, consulting on or servicing any insurance policy, Gallagher shall accept only: a specific fee to be paid by the client; or a specific fee or a specific percentage commission to be paid by the insurer set at the time of purchase, renewal, placement or servicing of the insurance policy; or a combination of both. Nothing in this paragraph relieves Gallagher of complying with additional requirements imposed by law, including the requirements for written documentation relating to fees paid directly by clients and the laws on rebating. Gallagher may retain interest earned on premiums collected on behalf of insurers when such retention is consistent with the requirements of, and is permitted by, applicable law.

8. Gallagher, will not directly or indirectly accept or request anything with a material value ($500 or more) from an insurance company including, but not limited to, money, credits, loans, forgiveness of principal or interest, vacations, prizes, gifts or the payment of employee salaries or expenses; provided, however, this limitation will not apply to expenses associated with customary conventions or business meetings sponsored by an insurance company or trade association, for the purpose of business or professional education and development.

B. Prohibition of Contingent Compensation

9. In placing, renewing, consulting on or servicing any retail insurance policy, Gallagher shall not directly or indirectly accept from or request of any insurer any Contingent Compensation. For purposes of this Assurance, Contingent Compensation is any compensation contingent upon Gallagher’s: (a) placing a particular number of policies or dollar value of premium with the insurer, (b) achieving a particular level of growth in the number of policies placed or dollar value of premium with the insurer, (c) meeting a particular rate of retention or renewal of policies in force with the insurer, (d) placing or keeping sufficient insurance business with the insurer to achieve a particular loss ratio or any other measure of profitability, or (e) providing preferential treatment in the placement process, including but not limited to the giving of last looks, first looks, rights of first refusal, or limiting the number of quotes sought from insurers for insurance placements.

C. Prohibition of “Pay-To-Play” Arrangements

10. Although Gallagher has not been found to have engaged in any of the activities described in this paragraph, Gallagher agrees that when placing, renewing, consulting on or servicing any retail insurance policy, Gallagher shall not directly or indirectly accept from or request of any insurer any compensation in connection with Gallagher’s selection of insurance companies from which to solicit bids for its clients.

D. Prohibition of “Bid-Rigging” Arrangements

11. Although Gallagher has not been found to have engaged in any of the activities described in this paragraph, Gallagher agrees that when placing, renewing, consulting on or servicing any retail insurance policy, Gallagher shall not directly or indirectly knowingly accept from or request of any insurer any false, fictitious, inflated, artificial, “B” or “throw away” quote, or any other quote or indication except for a quote that represents the insurer’s most appropriate evaluation at the time when the quote is given of the minimum premium the insurer would require to bind the insurance coverage desired by Gallagher’s client. Nothing herein shall preclude Gallagher from accepting or requesting any bona fide quote.

E. Prohibition of Reinsurance Brokerage “Leveraging”

12. Although Gallagher has not been found to have engaged in any of the activities described in this paragraph, Gallagher agrees that when placing, renewing, consulting on or servicing any retail insurance policy, Gallagher shall not directly or indirectly accept from or request of any insurer any promise or commitment to use any of Gallagher’s brokerage, agency, producing or consulting services, including reinsurance brokerage, agency or producing services, contingent upon any of the factors listed in paragraph 9(a)-(e), above.

F. Prohibition of Inappropriate Use of Wholesalers

13. Although Gallagher has not been found to have engaged in any of the activities described in this paragraph, Gallagher agrees that when placing, renewing, consulting on or servicing any insurance policy, Gallagher shall not directly or indirectly knowingly place, renew, consult on or service its clients’ insurance business through a wholesale broker unless Gallagher discloses to the client(a) the Compensation received or to be received by Gallagher, (b) any Gallagher interest in or contractual agreements with the wholesaler, and (c) any alternatives to using a wholesaler.

G. Mandated Disclosures to Clients

14. Gallagher in placing, renewing, consulting on or servicing any insurance policy for its commercial property, casualty, and health and welfare insurance policyholder clients on a retail basis shall at least once per year in writing disclose all compensation excluding treaty reinsurance fees received by Gallagher for each client, in dollars if known at that time or as a percent of premium if the dollar amount is not known at that time, from any insurer or third party in connection with Gallagher’s placement, renewal, consultation on or servicing of insurance for that client. Notwithstanding any provisions to the contrary in this paragraph 14 insofar as any disclosure to be made to a client is mandated by the Employee Retirement Income Security Act of 1974 (“ERISA”), disclosure which complies with ERISA will be deemed to meet the requirements of this paragraph.

H. Standards of Conduct and Training

15. Gallagher shall implement company-wide written standards of conduct regarding compensation from insurers, consistent with the terms of this Assurance and subject to the approval of the Director, which implementation shall include, inter alia, appropriate training of relevant employees, including but not limited to training in business ethics, professional obligations, conflicts of interest, anti-trust and trade practices compliance, record keeping and appropriate disclosure to clients.

16. Gallagher shall not place its own financial interest ahead of its clients’ interests when providing insurance products or services for its clients. Gallagher agrees that it will recommend moving a book of business from one insurer to another only when it is in the best interest of the client.

I. Prohibition Against Violating Illinois Law

17. Gallagher shall not directly or indirectly engage or attempt to engage in violations of Illinois law, 815 ILCS 505 et. seq., and the Illinois Insurance Code, including without limitation Article XXXI of the Illinois Insurance Code.

J. Limitation on Extraterritorial Effect

18. The provisions of paragraphs 7 through 16 shall apply only to those U.S. domiciled Gallagher entities that (a) service clients domiciled in the United States; (b) place, renew, consult on or provide services for policies covering risks in the United States; or (c) are, themselves, domiciled in the United States.

K. Acquisitions

19. Gallagher will not be in violation of this Assurance if within one year of the date it acquires any business, it brings such business into compliance with paragraphs 7 to 16 hereof provided further that the receipt by such business of contingent commissions under agreements in effect at the time of acquisition shall be permitted.

MONITORING COMPLIANCE AND REPORTING

20. Gallagher shall establish a Compliance Committee of the Board of Directors, including not less than one non-management member of the Board of Directors, which shall monitor Gallagher’s compliance with the standards of conduct regarding compensation from insurers and shall report in writing periodically, at least annually, to the Attorney General and the Director the results of its monitoring activities for a period of three (3) years from the effective date of this Assurance which shall also include Gallagher’s good faith estimate of the amount of each form of compensation received by Gallagher from each insurer with which it directly placed insurance with a total premium value in excess of $50,000,000 during the preceding year.

21. Gallagher shall maintain a record of all client complaints received concerning any compensation from an insurer which shall be provided to the Compliance Committee of the Board of Directors.

COOPERATION WITH THE ATTORNEY GENERAL

22. Gallagher shall fully and promptly cooperate with the Attorney General with regard to the Investigation, and related proceedings and actions, of any other person, corporation or entity, including but not limited to Gallagher’s current and former employees, concerning the insurance industry. Subject to the assertion of any attorney-client or other applicable legal privileges, Gallagher shall use its reasonable best efforts to ensure that all of its officers, directors, employees, and agents also fully and promptly cooperate with the Attorney General in the Investigation and related proceedings and actions. Cooperation shall include without limitation subject to the attorney-client and other applicable legal privileges: (a) production voluntarily and without service of subpoena of any information and all documents or other tangible evidence reasonably requested by the Attorney General, and any compilations or summaries of information or data that the Attorney General reasonably requests be prepared; (b) without the necessity of a subpoena, having Gallagher’s officers, directors, employees and agents attend any proceedings at which the presence of any such persons is requested by the Attorney General and having such persons answer any and all inquiries that may be put by the Attorney General (or any of the Attorney General’s deputies, assistants or agents) to any of them at any proceedings or otherwise (“proceedings” include but are not limited to any meetings, interviews, depositions, hearings, grand jury hearing, trial or other proceedings); (c) fully, fairly and truthfully disclosing all information and producing all records and other evidence in its possession relevant to all inquiries reasonably made by the Attorney General concerning any fraudulent or criminal conduct whatsoever about which it has any knowledge or information; (d) in the event any document is withheld or redacted on grounds of privilege, work-product or other legal doctrine, a statement shall be submitted in writing by Gallagher indicating: (1) the type of document; (2) the date of the document; (3) the author and recipient of the document; (4) the general subject matter of the document; (5) the reason for withholding the document; and (6) the Bates number or range of the withheld document. The Attorney General agrees that Gallagher has not waived applicable legal privileges by signing this Assurance. The Attorney General may however challenge a claim of privilege in any forum of its choice and may (except as otherwise agreed with Gallagher), without limitation, rely on all documents or communications theretofore produced or the contents of which have been described by Gallagher, its officers, directors, employees, or agents; and (e) Gallagher shall not jeopardize the safety of any investigator or the confidentiality of any aspect of the Attorney General’s Investigation, including sharing or disclosing evidence, documents, or other information with others during the course of the investigation, without the consent of the Attorney

General. Nothing herein shall prevent Gallagher from providing such evidence to other regulators, its legal counsel, directors or officers or in compliance with valid discovery requests in civil litigation or as otherwise required by law, including any disclosure requirements under federal securities laws.

23. Gallagher shall comply in all material respects with the terms of this Assurance. Gallagher shall waive any claim that any civil action is time barred on grounds of the statute of limitations for any claims relating to the enforcement of this Assurance.

COOPERATION WITH THE DIRECTOR

24. Gallagher shall be subject to examination by the Director at Gallagher’s reasonable expense for fiscal years beginning on January 1, 2006. Gallagher shall fully cooperate with the Director in such examinations. Gallagher shall additionally provide private secure office space, photocopying equipment and any other administrative or clerical resources necessary to assist in any examination, as well as all relevant data, provided upon request by the Director in electronic or computerized format. The Director may coordinate such examinations with other states. Any material breach of this agreement by Gallagher shall be deemed to be a failure to facilitate or aid the Director in an examination in violation of Sections 500-110(b) and 500-70 of the Illinois Insurance Code. In the event the Director believes there has been a material breach of this agreement, the Director shall provide written notice to Gallagher of such alleged material breach and Gallagher shall have thirty (30) days within which to cure such breach. Upon cure of such material breach the Director will not institute enforcement proceedings with respect thereto.

OTHER PROVISIONS

25. Gallagher shall not seek or accept, directly or indirectly, indemnification pursuant to any insurance policy, with regard to any or all of the amounts payable pursuant to this Assurance.

26. Neither the Attorney General nor the Director shall initiate or defend any legal action or administrative proceeding against Gallagher, its subsidiaries, affiliates, directors, officers or employees based upon the findings contained in this Assurance.

27. The Assurance is not intended to disqualify Gallagher, or any current employees of Gallagher, from engaging in any business in Illinois or in any other jurisdiction. Nothing in this Assurance shall relieve Gallagher’s obligations imposed by any applicable state insurance law or regulations or other applicable law.

28. In the event that any provisions of the Assurance will be deemed unlawful or unenforceable by any court or governmental agency of competent jurisdiction, the validity and enforceability of the remaining provisions hereof shall not be affected. In the event that as a result of action by the Illinois Legislature, the Illinois Supreme Court or an Illinois Appellate Court (from which there is no further right of appeal), or an Illinois governmental agency of competent jurisdiction, any of the laws covering any of the matters relating to the business reforms provisions of paragraphs 7 to 16 of this Assurance are modified, the parties agree to discuss the modification or amendment of this Assurance to conform to such legal action and agree that the parties’ consent to such modification or amendment shall not be unreasonably withheld.

29. Except as otherwise provided herein, this Assurance shall not confer any rights upon any persons or entities besides the Attorney General, the Director and Gallagher. In addition to rights conferred upon the Attorney General and the Director by statute or otherwise, this Assurance creates a binding contractual obligation upon Gallagher.

30. In addition to any record maintenance requirements set forth in the Illinois Insurance Code and related regulations, Gallagher shall maintain custody of, or make arrangements to have maintained, all documents and records of Gallagher related to this matter for a period of not less than three (3) years.

31. The Attorney General and Director may make such application as appropriate to enforce or interpret the provisions of this Assurance, or in the alternative, maintain any civil action for such other and further relief as the Attorney General may determine is proper and necessary for the enforcement of this Assurance. Each of the parties reserve the right to request in writing that the Assurance be modified or amended.

32. In any application or in any such action, facsimile transmission of a copy of any papers to current counsel for Gallagher shall be good and sufficient service on Gallagher unless Gallagher designates, in writing to the Attorney General and Director, another person to receive service by facsimile transmission.

33. Facsimile transmission of a copy of this Assurance to counsel for Gallagher shall be good and sufficient service on Gallagher.

34. This Assurance shall be governed by the laws of the State of Illinois without regard to conflict of laws principles.

35. This Assurance of Voluntary Compliance may be executed in counterparts.

WHEREFORE, the following signatures are affixed hereto on this 18th day of May, 2005.

PEOPLE OF THE STATE OF ILLINOIS.	WINSTON & STRAWN LLP

BY: LISA M. MADIGAN, ESQ.	By:	/s/ Terry M. Grimm
/s/ Michael K. Fridkin	35 West Wacker Drive
For Lisa M. Madigan	Chicago, Illinois 60601
(312) 558-5600
Attorney General
State of Illinois	Attorneys for Defendant
May 18, 2005	Arthur J. Gallagher& Co.

/s/ Michael T. McRaith	ARTHUR J. GALLAGHER & CO.
Director of Insurance
May 18, 2005	By:	/s/ J. Patrick Gallagher, Jr.

23